Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-218932 and 333-139613) and the registration statement on Form F-3 (No. 333-173110) of Birks Group Inc. of our report dated June 17, 2021, with respect to the consolidated balance sheets of Birks Group Inc. as of March 27, 2021 and March 28, 2020, and the related consolidated statements of operations, other comprehensive income (loss), changes to stockholders’ equity (deficiency) and cash flows for the years ended March 27, 2021, March 28, 2020 and March 30, 2019, and the related notes. Our report refers to a change in the method of accounting for leases.

/s/ KPMG LLP

June 17, 2021
Montreal, Canada

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